Exhibit 10.3
ANSTELLUNGSVERTRAG / EMPLOYMENT AGREEMENT

zwischen	between
SCM Microsystems GmbH
Oskar-Messter-Straße 13
85737 Ismaning

- nachfolgend “SCM” genannt -	- hereinafter referred to as “SCM” -

und	and
Herrn Dr. Manfred Müller
Milanstraße 14
84036 Landshut

- nachfolgend “Mitarbeiter” genannt -	- hereinafter referred to as “Employee” -

§ 1 Einstellung, Aufgaben, Dienstort	§ 1 Employment, Tasks, Place of Work

(1) Der Mitarbeiter ist bei SCM angestellt als Vice President Marketing.	(1) The Employee is employed with SCM as Vice President Marketing.

(2) Zu den Aufgaben des Mitarbeiters gehört insbesondere das Product Management und Marketing. SCM behält sich vor, die Aufgaben in einer Stellenbeschreibung zu konkretisieren.	(2) The tasks of the Employee include, but are not limited to Product Management and Marketing. SCM reserves the right to specify the tasks in a job description.

(3) Dienstort ist Ismaning. Die Tätigkeit des Mitarbeiters bringt umfangreiche Reisen innerhalb und außerhalb Europas mit sich und auch längere Auslandsaufenthalte. SCM behält sich vor, dem Mitarbeiter im Rahmen des Unternehmens eine andere oder zusätzliche Tätigkeit, die seinen Kenntnissen und Fähigkeiten entspricht, zu übertragen und/oder ihn an einen anderen Ort zu versetzen, soweit dies zumutbar ist.
(3) Place of work is Ismaning. The tasks of the Employee require extensive travel inside and outside of Europe and also longer stays abroad. SCM reserves the right to assign to the Employee different or additional tasks within the company which correspond to his abilities and qualifications and/or to transfer the Employee to another place of work as far as this can be reasonably expected.

(4) Der Mitarbeiter verpflichtet sich, die Richtlinien (insbesondere alle Company Policies) und Anweisungen von SCM in ihrer jeweiligen Fassung zu beachten.	(4) The Employee is obliged to comply with the guidelines (notably all Company Policies) and instructions of SCM as in force from time to time.

§ 2 Laufzeit, Kündigung	§ 2 Term / Termination

(1) Das Arbeitsverhältnis begann am 01. August 2000 und läuft auf unbestimmte Zeit.	(1) The Employment Agreement commenced on August 1, 2000 and runs for an indefinite period.

(2) Jede Vertragspartei kann das Arbeitsverhältnis mit einer Frist von sechs Monaten zum Monatsende kündigen. Jede Kündigung bedarf der Schriftform. Das Recht zur außerordentlichen Kündigung bleibt unberührt.
(2) Either party may terminate the Employment Agreement by ordinary notice observing a notice period of six months to the end of a month. Any notice of termination requires written form. The right to give extraordinary notice shall not be affected thereby.

(3) SCM ist jederzeit, insbesondere im Fall einer Kündigung, berechtigt, den Mitarbeiter unter Fortzahlung seiner Bezüge von weiterer Tätigkeit freizustellen. Im Fall einer Freistellung wird die Dauer der Freistellung vorrangig auf alle Urlaubsansprüche (einschließlich etwaigen Resturlaubs aus Vorjahren) angerechnet.
(3) SCM may, at any time, notably in the event of termination, release the Employee from performing further tasks, while the Employee shall retain his claim to remuneration for the release period. In the event of release, the release period priorily shall be set off against any holiday entitlement (including any remaining holiday from previous years).

(4) Das Arbeitsverhältnis endet auch, ohne dass es einer Kündigung bedarf, spätestens zum Ende des Monats, in dem der Mitarbeiter das gesetzliche Rentenalter erreicht.	(4) The employment ends, without need of notice being given, with expiration of the month in which the Employee reaches the statutory retirement age.

§ 3 Gehalt	§ 3 Remuneration

(1) Das monatliche Brutto-Basisgehalt beträgt seit dem 1. Februar 2006	(1) The monthly gross base salary effective from February 1, 2006 amounts to

€ 12.083,34	€ 12.083,34
(in Worten: zwölftausenddreiundachtzig Euro, vierunddreißig Cent).	(in words: twelve thousand and eighty-three Euros, thirty-four Cent)

und ist zahlbar bargeldlos jeweils zum Monatsende.	payable non-cash at the end of each month.

Employment Agreement with Dr. Manfred Müller

Dies entspricht einem Jahres-Brutto-Basisgehalt von	This corresponds to an annual gross base salary of

€ 145.000,00	€ 145.000,00
(in Worten: einhundertfünfundvierzigtausend Euro)	(in words: one hundred and forty-five thousand Euros)

(2) Zusätzlich kann der Mitarbeiter einen zielabhängigen variablen Bonus in Höhe von 16,67% gemäß dem SCM MBO Bonus Program erhalten, dessen Höhe derzeit € 24.171,50 brutto jährlich bei 100 % Zielereichung beträgt. Der Bonus ist abhängig vom Erfolg der Gesellschaft und der Bewertung der persönlichen Mitarbeit des Mitarbeiters (MbO). Die Ziele für die persönliche Mitarbeit werden von SCM nach Konsultation mit dem Mitarbeiter festgelegt. Der Bonus wird quartalsweise ausbezahlt und richtet sich nach der gültigen Bonuspolicy von SCM. Näheres regelt das SCM MBO Bonus Program.
(2) Additionally, the Employee may receive a target-orientated variable bonus of 16,67% according to the SCM MBO Bonus Program which can amount to presently € 24.171,50 gross per annum if the targets are achieved to 100%. The bonus is depending on the earnings of the company and the evaluation of the personal performance of the Employee (MbO). The targets for the personal performance are determined by SCM in consultation with the Employee. The bonus shall be paid out quarterly and be subject to the Bonus-Policy of SCM as in force from time to time. Details are laid down in the SCM MBO Bonus Program.

(3) Eine etwaige Über- oder Mehrarbeit des Mitarbeiters gem. § 5 dieses Vertrages ist durch das Basisgehalt mit abgegolten, ebenso wie jegliche Tätigkeiten für andere Unternehmen, mit denen SCM wirtschaftlich oder organisatorisch verbunden ist, insbesondere Tätigkeiten für die SCM Microsystems, Inc. Das Gehalt wird jährlich überprüft.
(3) The base salary compensates for any overtime and extra work of the Employee according to § 5 of this Agreement and for any activity for other companies to which SCM is economically or organisationally related, notably activities for SCM Microsystems, Inc. The remuneration shall be reviewed annually.

(4) Der Mitarbeiter erhält gemäß der jeweils gültigen SCM-Dienstwagen-regelung, einen Firmenwagen (gegenwärtig Kategorie 5er BMW), auch zur privaten Nutzung. Der Mitarbeiter hat die private Nutzung des Dienstwagens nach den gesetzlichen Vorschriften zu versteuern. Die Kosten für Betriebsstoffe werden von SCM getragen. Der Mitarbeiter hat die Option, statt eines Firmenwagens eine entsprechende car allowance zu erhalten. Näheres regelt die SCM-Dienstwagenregelung.
(4) In accordance with SCM company’s car guideline, as in force from time to time, the Employee shall be provided with a company car (currently category: BMW 5er series) which may also be used privately The Employee has to bear the taxes for the private use of the company car according to the statutory provisions. The costs for operating materials are paid by SCM. The Employee has the option to receive a respective car allowance instead of a company car. Details are laid down in SCM company’s car guideline.

Employment Agreement with Dr. Manfred Müller

(5) Im Fall, dass dem Mitarbeiter eine ordentliche, betriebsbedingte Kündigung durch SCM ausgesprochen wird, ohne dass der Mitarbeiter selbst zuvor eine Kündigung ausgesprochen hat, oder der Mitarbeiter SCM durch ein gravierendes und vermeidbares Fehlverhalten zur Kündigung veranlasst hat, erhält der Mitarbeiter eine einmalige Abfindung für den Verlust seines Arbeitsplatzes in Höhe von 12 (zwölf) zu dem Zeitpunkt aktuellen Monatsgehältern (incl. 16,67% MBO) brutto, wenn durch die Kündigung das Arbeitsverhältnis tatsächlich beendet wurde.
(5) If the Employee is given ordinary notice of termination of his employment by SCM, without the Employee having given himself prior notice of termination, or the Employee having caused SCM to give notice by severe and avoidable misconduct, the Employee shall be entitled to a one-off severance for the loss of employment in the amount of 12 (twelve) then effective monthly salaries (incl. 16,67% MBO) gross, in accordance with below subsections, if the employment was actually terminated by such notice.

(6) Der Anspruch auf die Abfindung ist zum Zeitpunkt der rechtlichen Beendigung des Arbeitsverhältnisses fällig.	(6) The entitlement to the severance shall become due upon the legal termination of the employment.

§ 4 Krankheit / Abwesenheit	§ 4 Sickness / Absence

(1) Ist der Mitarbeiter infolge auf Krankheit beruhender Arbeitsunfähigkeit an der Arbeitsleistung verhindert, ohne dass ihn ein Verschulden trifft, so erhält er Gehaltsfortzahlung nach den gesetzlichen Bestimmungen.
(1) In case of sickness or inability to work preventing the Employee without his personal responsibility from performing his duties, the Employee shall receive the remuneration in accordance with the statutory provisions in the event of sickness.

(2) Für den Fall, dass der Mitarbeiter durch einen Dritten verletzt wird, und SCM Gehaltsfortzahlung im Krankheitsfalle leistet, tritt der Mitarbeiter bereits jetzt seine diesbezüglichen Schadensersatzansprüche an SCM ab. Er ist verpflichtet, SCM die zur Erhebung der Ansprüche erforderlichen Auskünfte zu erteilen.
(2) If the Employee is injured by a third person and SCM pays the remuneration in accordance with the statutory provisions in the event of sickness, the Employee hereby assigns his respective damage claims to SCM. He is obliged to give SCM the relevant information required for the realisation of such damage claims.

(3) Der Mitarbeiter ist verpflichtet, der Personalabteilung von SCM jede Dienstverhinderung, deren Grund und voraussichtliche Dauer unverzüglich mitzuteilen. Er ist verpflichtet, SCM auf vordinglich zu erledigende Aufgaben hinzuweisen.
(3) The Employee has to inform the HR-department of SCM about each case of absence, its reasons and the duration of his probable absence without undue delay. The Employee has to draw SCM’s attention to any urgent tasks which are to be completed with priority.

Employment Agreement with Dr. Manfred Müller

(4) Im Krankheitsfall ist der Mitarbeiter verpflichtet, vor Ablauf des dritten Kalendertages nach Beginn der Arbeitsunfähigkeit eine ärztliche Bescheinigung über die Arbeitsunfähigkeit sowie deren voraussichtliche Dauer vorzulegen. Dauert die Arbeitsunfähigkeit länger als in der Bescheinigung angegeben, so ist der Mitarbeiter verpflichtet, unverzüglich eine neue ärztliche Bescheinigung einzureichen.
(4) In case of sickness, the Employee shall submit a medical certificate attesting to his inability to work and the probable duration before expiration of the third calendar day after the beginning of the inability to work. Should the inability to work last longer than indicated in the medical certificate, the Employee shall without undue delay submit another medical certificate

§ 5 Arbeitszeit	§ 5 Working Hours

Die regelmäßige Arbeitszeit entspricht den Erfordernissen der Position, welche ein besonderes Engagement verlangt, und beträgt mindestens 40 Stunden wöchentlich. Beginn und Ende der täglichen Arbeitszeit und der Pausen richten sich ebenfalls nach den Erfordernissen der Position und ergänzend nach der Übung des Betriebes. Der Mitarbeiter ist verpflichtet, soweit erforderlich, Mehr- und Überarbeit sowie Samstags-, Sonn- und Feiertagsarbeit zu leisten.
The regular working hours correspond to the high requirements of the position which requires particular dedication, and amount to at least 40 hours per week. Begin and end of the daily working hours and rest periods are also subject to the requirements of the position and, additionally, to business practice. To the extent necessary, the Employee is obliged to work overtime and extra time and to fulfil his duties under this Agreement also on Saturdays, Sundays and public holidays.

§ 6 Urlaub	§ 6 Holiday

Es besteht ein Urlaubsanspruch von 28 Arbeitstagen im Kalenderjahr; der Urlaubsanspruch erhöht sich pro vollendetem Kalenderjahr der Betriebszugehörigkeit um jeweils 1 Tag bis zum Höchstanspruch von 31 Arbeitstagen nach 3 Jahren Betriebszugehörigkeit. Bei unterjährigem Beschäftigungsbeginn bzw. -ende wird der Urlaub in diesem Kalenderjahr zeitanteilig gewährt, d.h. 1/12 pro Monat, den der Mitarbeiter im laufenden Kalenderjahre noch angestellt war.
The Employee is entitled to a holiday leave of 28 working days per calendar year. The holiday entitlement shall increase for one day per completed calendar year of term of service up to a maximum entitlement of 31 working days per calendar year. Provided a contract year is shorter than the calendar year, the annual vacation shall be granted pro rata temporis, i.e. 1/12 per month during which the Employee was employed in the current calendar year.
Der Urlaub wird in Abstimmung mit der Geschäftsführung festgelegt. Im Übrigen gelten die gesetzlichen Bestimmungen.	The holiday shall be taken after consultation with the management. In addition, the statutory provisions shall apply.

Employment Agreement with Dr. Manfred Müller

§ 7 Auslagen	§ 7 Disbursements

Für von SCM veranlasste Dienstreisen und Bewirtungskosten erhält der Mitarbeiter Kostenerstattung nach der jeweils gültigen SCM Spesenordnung und den jeweils gültigen steuerrechtlichen Richtlinien.	SCM shall reimburse the Employee for necessary business travels and entertainment expenses in accordance with SCM’s expense guidelines as in force from time to time and in accordance with the tax regulations in force from time to time.

§ 8 Geheimhaltung	§ 8 Confidentiality

(1) Der Mitarbeiter verpflichtet sich, alle ihm im Laufe seiner Tätigkeit für SCM bekannt werdenden vertraulichen Informationen, insbesondere Geschäfts- und Betriebsgeheimnisse, geheim zu halten. Dies gilt unabhängig davon, ob diese Informationen SCM selbst betreffen oder SCM bzw. dem Mitarbeiter selbst von dritter Seite anvertraut sind, und ob die vertraulichen Informationen mit der eigenen Tätigkeit des Mitarbeiters in Zusammenhang stehen oder nicht. Geschäfts- und Betriebsgeheimnisse sind insbesondere alle Tatsachen, die nach dem Willen von SCM geheim gehalten werden sollen.
(1) During the term of his employment, the Employee agrees to keep as secret all confidential information, included but not limited to operational and business secrets. This obligation applies independent whether the information concerns SCM itself or has been trusted to SCM or the Employee by a third party and independent whether the confidential information is related to the tasks of the Employee or not. Operational and business secrets include, but are not limited to facts which shall be kept secretly according to the will of SCM.

(2) Dazu gehören insbesondere Entwicklungen in Bezug auf bestehende oder zukünftige Produkte und Dienstleistungen, die SCM anbietet oder selbst benutzt, sowie Daten und Informationen zur gesamten Geschäftsabwicklung von SCM, die sich z.B. auf Umsätze, Kosten, Gewinne, Preisgestaltung, Organisation, Kunden- und Lieferantenlisten etc. beziehen. Dasselbe gilt für Entwicklungen, Verfahren, Geschäftsmethoden etc., die zwar als solche allgemein bekannt sind, deren Verwendung durch SCM aber nicht allgemein bekannt ist.
(2) These include, but are not limited to developments with respect to existing or future products and services which are offered by SCM or used by SCM as well as data and information on business development as a whole, which relate to business volume, costs, profits, prices, organisation, customer and supplier list etc. The same applies to developments, procedures, business practices etc. which are as such commonly known, but which use by SCM is not commonly known.

Employment Agreement with Dr. Manfred Müller

(3) Die vorstehende Geheimhaltungsverpflichtung erstreckt sich auch auf Angelegenheiten anderer Unternehmen, mit denen SCM wirtschaftlich oder organisatorisch verbunden ist, und dauert über das Ende des Arbeitsverhältnisses hinaus fort.
(3) The above confidentiality duty also applies to affairs of other companies to which SCM is economically or organisationally related and shall survive the termination of the employment.

(4) Alle SCM und/oder die Interessen von SCM berührenden Unterlagen sind ebenso wie alle sonstigen dem Mitarbeiter zur Verfügung stehenden Geschäftsstücke, Zeichnungen, Notizen, Aufzeichnungen, Datenträger, Bücher, Muster, Modelle, Geräte, Werkzeuge, Materialien etc. alleiniges Eigentum von SCM oder mit SCM wirtschaftlich oder organisatorisch verbunden Unternehmen. Der Mitarbeiter verpflichtet sich, sämtliche Unterlagen, Geschäftsstücke, Zeichnungen, Notizen, Aufzeichnungen, Datenträger, Bücher, Muster, Modelle, Geräte, Werkzeuge, Materialien etc. (sowie Kopien oder sonstige Reproduktionen hiervon) sorgfältig zu verwahren nach Aufforderung - spätestens bei Beendigung des Arbeitsverhältnisses auch ohne Auforderung - an SCM zurückzugeben. Dies gilt sinngemäß auch für elektronisch gespeicherte Daten.
(4) All documents which relate to SCM and/or to the interests of SCM as well as all other provided business pieces, drawings, notes, records, data carriers, books, samples, models, devices, tools, materials etc. are the sole property of SCM or of companies which are economically or organisationally related to SCM. The Employee agrees to safe-keep and to return upon request — or upon termination of the employment without prior solicitation — to SCM at the latest, any documents, business pieces, drawings, notes, records, data carriers, books, samples, models, devices, tools, materials etc. (as well as copies or other reproductions thereof). This applies analogously to electronically stored data.

§ 9 Erfindungen	§ 9 Inventions

(1) Für Erfindungen und technische Verbesserungsvorschläge gelten die Bestimmungen des Gesetzes über Arbeitnehmererfindungen (ArbNErfG) und die hierzu ergangenen Richtlinien. Der Mitarbeiter verpflichtet sich, SCM von ihm während der Dauer des Arbeitsverhältnisses gemachte
(1) The provisions of the German Employee Inventions Act [Arbeitnehmererfindungsgesetz — ArbNErfG] and the relating directives shall apply for inventions and proposals for technical improvements. The Employee agrees to notify SCM without undue delay in written form whenever he has produced inventions

Employment Agreement with Dr. Manfred Müller

Erfindungen und technische Verbesserungsvorschläge unverzüglich schriftlich zu melden.	and proposals for technical improvement during the term of the employment.

(2) SCM ist innerhalb von vier Monaten nach der Meldung berechtigt, die Erfindung oder den technischen Verbesserungsvorschlag durch schriftliche Erklärung gegenüber dem Mitarbeiter in Anspruch zu nehmen; mit Zugang der Erklärung gehen die Erfindung oder der technische Verbesserungsvorschlag mit allen Rechten für das In- und Ausland auf SCM über. In diesem Fall hat der Mitarbeiter Anspruch auf eine angemessene Vergütung. Nimmt SCM die Erfindung innerhalb dieser Frist nicht in Anspruch, so kann der Mitarbeiter frei darüber verfügen.
(2) SCM is authorised within four weeks after the notification to make use of the invention or the proposal for technical invention by written declaration vis-à-vis the Employee; upon receipt of the declaration, the invention or the proposal for technical invention transfers to SCM including all domestic and foreign rights. In this case, the Employee can claim an adequate compensation. If SCM does not make use of the invention within the above period, the Employee can freely dispose of it.

(3) Der Mitarbeiter erklärt ausdrücklich, dass derzeit keine Verpflichtung gegenüber einem früheren Arbeitgeber oder einem sonstigen Dritten zur Anmeldung bzw. Übertragung von Erfindungen oder technischen Verbesserungsvorschlägen besteht.
(3) The Employee hereby explicitly declares that there is currently no obligation vis-à-vis a previous employer or another third party to apply for or to transfer inventions or proposals for technical inventions.

§ 10 Sonstige Schutzrechte	§ 10 Copyrights

(1) Soweit im Zusammenhang mit ihrer Tätigkeit für SCM in der Person des Mitarbeiters schutzfähige Urheber-, Geschmacksmuster-, Marken- und/oder anderen Schutzrechte entstehen, wird bereits hiermit vereinbart, dass der Mitarbeiter SCM das ausschließliche, zeitlich, räumlich und inhaltlich unbeschränkte Nutzungs- und Verwertungsrecht daran einräumt, und zwar auch dann, wenn das Arbeitsverhältnis mit dem Mitarbeiter zwischenzeitlich endet. Dies umfasst die Erlaubnis zur Bearbeitung und Lizenzvergabe an Dritte mit der Erlaubnis zur Unterlizensierung und die Rechte,
(1) As far as any rights which are eligible for protection under copyright, industrial design or trade mark law and/or any intellectual property law. should emerge in relation to the tasks under this Employment Agreement, it is hereby agreed that the Employee shall assign to SCM the exclusive user or exploitation rights unlimited as to time, territory and content, even if the employment relationship with the Employee is terminated in the mean time. This comprises the permission for processing and licensing third parties with permission for sub-licensing, the right to make modifications and adaptations as well as other remodelling, to

Employment Agreement with Dr. Manfred Müller

Abänderungen und Bearbeitungen sowie andere Umgestaltungen vorzunehmen, die Arbeitsergebnisse im Original oder in abgeänderter, bearbeiteter oder umgestalteter Form zu vervielfältigen, zu veröffentlichen, zu verbreiten, vorzuführen, zum Abruf bereitzuhalten, über Fernleitungen oder sonstige Weise drahtlos zu übertragen und zum Betrieb von Datenverarbeitungsanlagen zu nutzen. Die Rechtseinräumung ist vollumfänglich mit dem Basisgehalt abgegolten. Der Mitarbeiter verzichtet ausdrücklich auf alle sonstigen, ihm etwa als Urheber oder sonstigen Schutzrechtsinhaber zustehenden Rechte an den Arbeitsergebnissen, insbesondere auf das Recht auf Namensnennung und auf Zugänglichmachung des Werkes.
duplicate the work results in the original or modified or adapted or remodelled form, to publish, to spread, to exhibit, to keep on hold, to transfer via long distance lines or wireless in any other way and for the use of operating data processing systems. The assignment is fully compensated for by the base salary. The Employee expressly waives all other rights to the work results he might be entitled to, e.g. as author or holder of other intellectual property rights, notably the right to be named as author/creator and to have access to the work.

(2) Zusätzlich gelten § 69 b UrhG und § 2 des Gesetzes über den Schutz von Topographien von mikroelektronischen Halbleitererzeugnissen (Halbleiterschutzgesetz — HalbSchG), ohne durch vorstehenden Absatz (1) in irgendeiner Weise eingeschränkt zu sein und mit dem Verständnis, dass SCM danach die Nutzungs- und Verwertungsrechte zustehen, ohne dass der Mitarbeiter hierfür eine gesonderte Vergütung erhält.
(2) In addition, sec. 69 b Copyright Act [Urhebergesetz — UrhG] and sec. 2 Act on the Protection of Topographies of Microelectronic Semiconductor Products [Halbleiterschutzgesetz — HalbSchG] apply without being restricted in any way by preceding subsection (1) and in the understanding that accordingly SCM shall be entitled to the use and exploitation rights without the Employee becoming entitled to any additional remuneration.

(3) Der Mitarbeiter führt in einer selbst erstellten Anlage zu diesem Vertrag alle Erfindungen, Software, Spezifikationen, Konzepte etc. auf, an denen er vor Beginn seiner Tätigkeit für SCM Rechte erworben hat, die den von diesem (§ 10) oder dem vorigen Abschnitt (§ 9) erfassten Rechten entsprechen. Soweit der Mitarbeiter auf dem Anhang aufgeführte Rechte zu SCM einbringt, steht SCM an diesen ein unentgeltliches unbefristetes Nutzungsrecht zu, wenn die Parteien nicht vor der Einbringung schriftlich
(3) The Employee shall himself issue an attachment to this Agreement in which he lists all inventions, software, specifications, concepts etc. at which he acquired rights before his employment with SCM which correspond to the rights in this section (§ 10) or the previous section (§ 9). As far as the Employee contributes rights as listed in the attachment, SCM acquires unlimited exploitation rights without remuneration unless it is otherwise expressly agreed between the parties before the contribution in written form. Parties agree that it is presumed for all

Employment Agreement with Dr. Manfred Müller

etwas anderes vereinbaren. Die Parteien sind sich einig, dass von allen nicht auf dieser Anlage aufgeführten Erfindungen, Software, Spezifikationen, Konzepten etc. vermutet wird, dass es sich um Arbeitsergebnisse handelt, an denen SCM das alleinige Verwertungsrecht zusteht.
inventions, software, specifications, concepts, etc. that these are work results of SCM for which SCM has the exclusive exploitation rights.

§ 11 Nebenbeschäftigungen	§ 11 Side Activities

Während der Dauer des Arbeitsverhältnisses wird der Mitarbeiter seine ganze Arbeitskraft, fachlichen Kenntnisse und Erfahrungen ausschließlich SCM und den mit SCM wirtschaftlich oder organisatorisch verbunden Unternehmen zur Verfügung stellen und deren Interessen fördern.
During the term of the employment, the Employee shall dedicate his full work force, professional knowledge and experiences exclusively to SCM and the companies which are economically or organisationally related to SCM and promote their interests.

Eine entgeltliche oder unentgeltliche Nebenbeschäftigung wird er nur mit vorheriger schriftlicher Genehmigung der Geschäftsleitung von SCM übernehmen. SCM wird die Zustimmung nur aus berechtigtem geschäftlichem Interesse verweigern. Dies gilt entsprechend für die Beteiligung an anderen gewerblichen oder gemeinnützigen Unternehmen, sofern sie eine rein kapitalmäßige Beteiligung von fünf Prozent übersteigt.
He shall enter into any side activity — paid or unpaid — only with prior written approval of the management of SCM. SCM shall only deny the approval because of legitimate business interest. This restriction applies also to shareholding in any other commercial or non-commercial companies if a sole shareholding of five per cent of the capital is exceeded.

§ 12 Ausschlussfristen	§ 12 Forfeiture

Alle Ansprüche der Parteien aus oder in Zusammenhang mit dem Arbeitsverhältnis verfallen, wenn sie nicht innerhalb von sechs Monaten nach ihrer Fälligkeit schriftlich gegenüber der anderen Partei geltend gemacht werden. Dies gilt nicht bei Haftung wegen Vorsatzes. Die Versäumung der Ausschlussfrist führt zum Verlust des Anspruchs.
All claims of the parties arising from, or in connection with, the employment forfeit unless they are asserted within six months after their maturity in writing vis-à-vis the other party. This shall not apply for liabiltiy because of intent. The failure to comply with the cut-off-period results in the forefeiture of the claim.

Employment Agreement with Dr. Manfred Müller

§ 13 Schlussbestimmungen	§ 13 Miscellaneous

(1) Dieser Vertrag ist in deutscher und englischer Sprache ausgefertigt. Im Fall einer Unstimmigkeit oder eines Widerspruchs zwischen der deutschen und der englischen Fassung hat die deutsche Fassung Vorrang.
(1) This Agreement is drafted in both German and English. In case of discrepancies or contradictions between the German and the English version, the German version shall prevail.

(2) Sollte eine der Bestimmungen dieses Vertrages unwirksam sein oder werden, so wird dadurch die Wirksamkeit der übrigen Bestimmungen nicht beeinträchtigt.	(2) Should individual provisions of this Agreement be or become invalid in whole or in part, the remaining provisions shall not be affected thereby.

Anstelle der unwirksamen Bestimmung oder zur Ausfüllung eventueller Lücken dieses Vertrages werden die Parteien eine angemessene Regelung treffen, die dem am nächsten kommt, was die Vertragsparteien nach ihrer wirtschaftlichen Zwecksetzung gewollt haben bzw. die dem entspricht, was nach Sinn und Zweck dieses Vertrages vereinbart worden wäre, hätte man die Angelegenheit von vornherein bedacht.
In the place of the invalid provision or to fill any gaps of this Agreement, parties shall agree on an adequate provision which comes closest to what the Parties intended in accordance with their economic goals, or which comes closest to what the Parties would have agreed according to the meaning and purpose of this Agreement if the matter had been considered from the outset.

(3) Mündliche Nebenabreden zu diesem Vertrag bestehen nicht. Änderungen und Ergänzungen zu diesem Vertrag, einschließlich dieser Bestimmung, bedürfen zu ihrer Rechtswirksamkeit der Schriftform.	(3) No oral side agreements to this Agreement exist. Alterations and amendments to this Agreement require written form to be valid; the same applies for this written form requirement.

(4) Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland.	(4) This Agreement is subject to German law.

(5) Vereinbarter Gerichtsstand ist München.	(5) The courts of Munich shall have jurisdiction.

Ismaning, den 8. Juni 2006
SCM Microsystems GmbH

/s/ Robert Schneider	/s/ Dr. Manfred Müller
Robert Schneider	Dr. Manfred Müller
Geschäftsführer

Employment Agreement with Dr. Manfred Müller